Exhibit 4.2

SUPPLEMENTAL INDENTURE

This Supplemental Indenture (this “Supplemental Indenture”) dated as of the 3rd day of March, 2021 (the “Effective Date”), by and among Air T, Inc., a Delaware corporation (the “Company”) and Delaware Trust Company, a Delaware chartered trust company, as trustee (the “Trustee”) and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company solely in its capacity as paying agent (the “Paying Agent”), supplementing that certain Subordinated Indenture between the Issuer and the Trustee dated as of June 10, 2019 (the “Indenture”).

WITNESSETH

WHEREAS, all capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Indenture (as hereinafter defined), as applicable; and

WHEREAS, the Company executed and delivered the Indenture to provide for the issuance of its securities to be known as its 8.0% Junior Subordinated Debentures due 2049 (the “Junior Subordinated Debentures” pursuant to that Amended and Restated Trust Agreement dated June 10, 2019 (the “Agreement”), as amended by that certain Amendment to the Air T Funding Amended and Restated Trust Agreement dated January 6, 2020 (together with the Agreement, the “Amended Agreement”); and

WHEREAS, the Amended Agreement was further amended by Second Amendment to the Trust Agreement (together with the Amended Agreement, the “Trust Agreement”) dated as of the Effective Date hereof to provide that an aggregate of $100,000,000 of Capital Securities may be issued pursuant to the Trust Agreement; and

WHEREAS, the Company has requested the Trustee and the Paying Agent execute and deliver this Supplemental Indenture and all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and to make the Junior Subordinated Debentures, when executed by the Company and authenticated and delivered by the Trustee and the Paying Agent, the valid obligations of the Company; and

WHEREAS, Section 11.2 of the Indenture provides that the Indenture can be amended with the consent of the Holders of a majority in aggregate principal amount of the Junior Subordinated Debentures outstanding; and

WHEREAS, the Holders of a majority in aggregate principal amount of the Junior Subordinated Debentures have approved this Supplemental Indenture;

NOW, THEREFORE, in the joint and mutual exercise of the powers and the consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.    As of the Effective Date, a new Section 8.3 is hereby inserted in the Indenture reading as follows:

8.3         Additional Issuance of Junior Subordinated Debentures         . Junior Subordinated Debentures in the aggregate principal amount of up to $100,000,000 (including all Junior Subordinated Debentures issued pursuant to Section 8.2 hereof) may, upon execution of this Indenture, be executed by the Company and delivered to the Trustee for authentication from time to time, and the Trustee shall thereupon authenticate and deliver the Junior Subordinated Debentures to or upon the written order of the Company, signed by its Chairman, its Vice Chairman, its President, any Vice President or its Chief Financial Officer, without any further action by the Company.

2.    As of the Effective Date, the following definition in Article I of the Indenture is hereby amended, to read as follows:

“Junior Subordinated Debentures” means the 8.0% Junior Subordinated Debentures authenticated and delivered under this Indenture, including the Junior Subordinated Debentures issued pursuant to Sections 8.2 and Section 8.3 hereof.

3.    Miscellaneous.

(a)    The captions or headings contained herein are for convenience only and in no way define, limit or describe the scope or intent of any provision or Section of this Supplemental Indenture.

(b)    No waiver of any breach of any of the terms or conditions of this Supplemental Indenture shall be held to be a waiver of any other or subsequent breach, nor shall any waiver be valid or binding unless the same shall be in writing and signed by the party alleged to have granted the waiver.

(c)    The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages thereto by facsimile or PDF transmission shall constitute effective execution and delivery of such document as to the parties hereto and may be used in lieu of the original document for all purposes.

(d)    This Supplemental Indenture may only be amended in writing, and such amendment shall only become effective upon the execution by all parties to this Supplemental Indenture.

(e)    By his or her signature below, each signatory individual certifies that he or she is the properly authorized agent or officer of the applicable party hereto and has the requisite authority necessary to execute this Supplemental Indenture on behalf of such party, and each party hereby certifies to the other that any resolutions necessary to create such authority have been duly passed and are now in full force and effect.

(f)    The validity of this Supplemental Indenture, the construction of its terms, the interpretation of the rights and duties of the parties hereto, and all other matters arising from this Supplemental Indenture shall be governed by the laws of the State of Delaware.

(g)    The Trustee shall have the same rights, protections, exculpations and immunities hereunder as it has under the Indenture as if such rights, protections, exculpations and immunities were expressly set forth herein mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

AIR T, INC.

By:	/s/ Brian Ochocki
Name:	Brian Ochocki
Title:	Chief Financial Officer

DELAWARE TRUST COMPANY,
AS TRUSTEE

By:	/s/ Thomas Musarra
Name:	Thomas Musarra
Title:	Vice President

AMERICAN STOCK TRANSFER & TRUST
COMPANY, LLC,
AS PAYING AGENT

By:	/s/ Michael Legregin
Name:	Michael Legregin
Title:	Senior Vice President

Signature Page to Supplemental Indenture